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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

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NOTIFICATION OF LATE FILING                              SEC FILE NUMBER
                                                            000-27663
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                                                           CUSIP NUMBER
                                                             80409919
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                             (Check One)

[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q and
    Form 10-QSB
[ ] Form N-SAR

               For Period Ended: DECEMBER 31, 2000
               [ ]    Transition Report on Form 10-K
               [ ]    Transition Report on Form 20-F
               [ ]    Transition Report on Form 11-K
               [X]    Transition Report on Form 10-Q
               [ ]    Transition Report on Form N-SAR
                      For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Satyam Infoway, as a foreign private issuer, is not required to file a Form 10-Q but rather has voluntarily adopted a policy of providing substantially similar information on a Form 6-K on a quarterly basis. This filing relates to the quarterly 6-K for the period ended December 31, 2000.

PART I --REGISTRANT INFORMATION

                             SATYAM INFOWAY LIMITED
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Full Name of Registrant


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Former Name if Applicable

                MAANASAROVAR TOWERS, 271-A, ANNA SALAI, TEYNAMPET
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Address of Principal Executive Office (Street and Number)

                             CHENNAI 600 018, INDIA
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City, State and Zip Code


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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate)

[X]         (a)      The reasons described in reasonable detail in Part III of
                     this form could not be eliminated without unreasonable effort or expense;

[X]         (b)      The subject annual report, semi-annual report,
                     transition report on Form 10 K, Form 20-F, 11-K, Form
                     N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date;
                     or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
                     and

[ ]         (c)      The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20F, 11-K, 10-Q and Form 10QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

The Company is currently in the process of completing its preparation and review procedures of the Form 6-K. There are certain financial areas that require further review. The Company needs the extension period in order to complete these procedures.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                T.R. SANTHANAKRISHNAN          91-44               435-3221
                       (Name)               (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
               [X]  Yes   [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in
               the subject report or portion thereof? [X]  Yes   [ ]  No


       If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

       Satyam Infoway has previously released its earnings information for the quarter ended December 31, 2000 and provided such information in a Form 6-K dated February 1, 2001.


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                             SATYAM INFOWAY LIMITED
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  FEBRUARY 15, 2001                   By /s/ T.R. Santhanakrishnan
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                                              T.R. SANTHANAKRISHNAN
                                              Chief Financial Officer





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